Exhibit 10.38

TERMINATION OF EMPLOYMENT AGREEMENT

This TERMINATION OF EMPLOYMENT AGREEMENT (the “Agreement”), dated September 12, 2005, is entered into by and between Dotronix, Inc. (Dotronix, Inc. and any successor entity are referred to herein as “Company”) and Robert V. Kling (“Employee”).

RECITALS:

A.    Company and Employee are parties to an Employment Agreement, dated September 8, 2003, as amended by Amendment No. 1 dated November 17, 2003 (collectively referred to as the “Employment Agreement”).

B.    In consideration of certain business developments, Company and Employee agreed to terminate the Employment Agreement under the terms and conditions set forth below.

AGREEMENT

1.    Termination of Employment Agreement. The Employment Agreement is hereby terminated effective as of the date of this Agreement. Employee’s employment with Company continues as at-will employment, at the same base salary and with the same benefits as provided to Employee under the Employment Agreement, and Employee’s employment may be terminated by Company at any time in accordance with its standard employment policies.

2.    Consideration.     In consideration of Employee’s agreement to terminate the Employment Agreement, Employee shall receive:

(a)    Options to purchase up to Fifty-Thousand (50,000) shares of the Company’s common stock; such options shall be granted as of the day of this Agreement under the Company’s 1999 Stock Incentive Plan, at an exercise price per share equal to the last reported sale price for the Company’s common stock on the last business day prior to the date of this Agreement. The options shall be immediately exercisable and have a term of four (4) years from the day of grant, with such term not being affected by the termination of Employee’s employment with the Company at any time in the future; and

(b)    A one-time payment in the amount of Twenty Thousand dollars ($20,000) (the payment) that will become an obligation of the Company on the date of this agreement and will be due for payment on the date of this agreement. The Company agrees to pay the aforesaid amount less required deductions and withholding.

(c)    The Company and the Employee agree that the payment will be made out of net cash provided by operating activities during each calendar month, and not from net cash provided by financing activities. The Company agrees that net cash provided by operating activities during each calendar month will be used to make the payment prior to any other use of such funds.

(d)    In the event that the Company does not make payment in full prior to a restructuring of the Company, defined as any event which results in a change in ownership greater than thirty-three percent (33%), the amount due under paragraph b of Item 2 of this agreement becomes equal to the amount originally due under paragraph 6 of the Employment Agreement.

3.    Successors and Assigns. This Agreement is personal to Employee and may not be assigned by Employee without the written agreement of Company. The rights and obligations of this Agreement shall inure to the successors and assigns of Company.

4.    Release.     The Employee releases the Company from all claims he may have against the Company by reason of his employment, his position as an officer with the Company, or his being a shareholder in the Company, which arose prior to or from the cancellation of the employment agreement, or from his termination of employment by the Company.

5.    Enforceability.     If a court finds any term of this Agreement to be invalid, unenforceable, or void, the parties agree that the court shall modify such term to make it enforceable to the maximum extent possible. If the term cannot be modified, the parties agree that the term shall be severed and all other terms of this Agreement shall remain in effect.

6.    Law Governing. This Agreement shall be governed and construed in accordance with the laws of the State of Minnesota, without application of its conflicts of law provisions.

7.    Full Agreement. This Agreement contains the full agreement between Employee and Company and may not be modified, altered, or changed in any way except by written agreement signed by both parties and specifically noted as a modification, alteration or change to this Agreement. The parties agree that this Agreement supersedes and terminates any and all other written and oral agreements and understandings between the parties, except as set forth herein.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth above.

DOTRONIX, INC.		EMPLOYEE

By:	s/s Kurt T. Sadler	s/s Robert V. Kling
Its: President		Robert V. Kling